Exhibit 8.2

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Equitrans Midstream Corporation

2200 Energy Drive

Canonsburg, PA 15317

Re:	Agreement and Plan of Merger, dated as of March 10, 2024

To the addressee set forth above:

We have acted as special tax counsel to Equitrans Midstream Corporation, a Delaware corporation (the “Company”), in connection with the proposed (i) merger of Humpty Merger Sub Inc., a Delaware corporation (“Merger Sub”) and indirect wholly owned subsidiary of EQT Corporation, a Pennsylvania corporation (“Parent”) (and direct wholly owned subsidiary of EQT Investments Holdings, LLC (“EQT Holdings”)), with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Parent, and (ii) as the second step in a single integrated transaction with the First Merger, merger of the Company with and into Humpty Merger Sub LLC, a Delaware limited liability company (“LLC Sub”) and indirect wholly owned subsidiary of Parent (and direct wholly owned subsidiary of EQT Holdings) (the “Second Merger” and, together with the First Merger, the “Mergers”), with LLC Sub surviving the Second Merger as a wholly owned subsidiary of Parent, as contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) dated as of March 10, 2024, by and among Parent, Merger Sub, LLC Sub and the Company. This opinion is being delivered in connection with the registration statement on Form S-4 (File No. 333-279498) (as amended through the date hereof, the “Registration Statement”) initially filed by Parent on May 17, 2024, including the proxy statement/prospectus forming a part thereof, relating to the transactions contemplated by the Merger Agreement.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, covenants and warranties contained in (i) the Merger Agreement (including any exhibits and schedules thereto), (ii) the Registration Statement and the proxy statement/prospectus, (iii) the respective tax officer’s certificates of Parent and the Company, each delivered to us for purposes of this opinion (the “Officer’s Certificates”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

May 31, 2024 Page 2

In addition, we have assumed, with your consent, that:

1.	Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective time of the Mergers) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.	The Mergers will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Registration Statement and the proxy statement/prospectus, and the Mergers will be effective under the laws of (i) the State of Delaware and (ii) the State of Pennsylvania;

3.	All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the effective time of the Mergers, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the effective time of the Mergers;

4.	Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the effective time of the Mergers, in each case without such qualification; and

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, the Officer’s Certificates, the Registration Statement and the proxy statement/prospectus.

Based upon and subject to the foregoing, and subject to the qualifications, exceptions, assumptions and limitations stated in the Registration Statement and the proxy statement/prospectus, we are of the opinion that the First Merger and the Second Merger, taken together, will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.	This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the Mergers. We express no opinion as to U.S. federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

May 31, 2024 Page 3

2.	No opinion is expressed as to any transaction other than the Mergers as described in the Merger Agreement. Furthermore, no opinion is expressed as to any matter whatsoever, including the Mergers, if, to the extent relevant to our opinion, either (i) not all of the transactions described in the Merger Agreement are consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or (ii) not all of the factual statements, descriptions, representations, covenants, warranties and assumptions upon which we have relied, including in the Registration Statement, the proxy statement/prospectus and the Officer’s Certificates, are true and accurate at all relevant times.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the caption “Material U.S. Federal Income Tax Consequences—U.S. Federal Income Tax Consequences of the Merger.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Latham & Watkins LLP